Exhibit 99.(g)

FORM OF INVESTMENT ADVISORY AGREEMENT

This Investment Advisory Agreement, dated and effective as of [ ], 2022, is made by and between Bain Capital Private Credit, a Delaware statutory trust (herein referred to as the “Fund”), and BCSF Advisors, LP, a Delaware limited partnership (herein referred to as the “Adviser” or “BCSF Advisors”) (this “Agreement”).

1.             Appointment of Adviser. The Adviser hereby undertakes and agrees, upon the terms and conditions herein set forth, to provide overall investment advisory services for the Fund and in connection therewith to, in accordance with the Fund’s investment objective, policies and restrictions as in effect from time to time:

(a)           determining the composition of the Fund’s portfolio, the nature and timing of the changes to the Fund’s portfolio and the manner of implementing such changes in accordance with the Fund’s investment objective, policies and restrictions;

(b)           identifying investment opportunities and making investment decisions for the Fund, including negotiating the terms of investments in, and dispositions of, portfolio securities and other instruments on the Fund’s behalf;

(c)           monitoring the Fund’s investments;

(d)           performing due diligence on prospective portfolio companies;

(e)           exercising voting rights in respect of portfolio securities and other investments for the Fund;

(f)            serving on, and exercising observer rights for, boards of directors and similar committees of the Fund’s portfolio companies;

(g)           negotiating, obtaining and managing financing facilities and other forms of leverage; and

(h)           providing the Fund with such other investment advisory and related services as the Fund may, from time to time, reasonably require for the investment of capital, which may include, without limitation:

(i)            making, in consultation with the Fund’s board of trustees (the “Board of Trustees”), investment strategy decisions for the Fund;

(ii)           reasonably assisting the Board of Trustees and the Fund’s other service providers with the valuation of the Fund’s assets;

(iii)         directing investment professionals of the Adviser or non-investment professionals of the Administrator (as defined below) to provide managerial assistance to portfolio companies of the Fund as requested by the Fund, from time to time; and

(iv)         exercising voting rights in respect of the Fund’s portfolio securities and other investments.

In addition, prior to the qualification of the Fund’s common shares of beneficial interest (“Shares”) as Covered Securities, as defined in Section 18 of the Securities Act, the following provisions in Section 1(h)(v) – (vi) shall apply.

(v)          The Adviser shall, upon request by an official or agency administering the securities laws of a state (a “State Administrator”), submit to such State Administrator the reports and statements required to be distributed to the Fund’s shareholders pursuant to this Agreement, any registration statement filed with the SEC and applicable federal and state law.

(vi)         The Adviser has a fiduciary responsibility and duty to the Fund for the safekeeping and use of all the funds and assets of the Fund, whether or not in the Adviser’s immediate possession or control. The Adviser shall not employ, or permit another to employ, such funds or assets except for the exclusive benefit of the Fund. The Adviser shall not contract away any fiduciary obligation owed by the Adviser to the Fund’s shareholders under common law.

Subject to the supervision of the Board of Trustees, the Adviser shall have the power and authority on behalf of the Fund to effectuate its investment decisions for the Fund, including the execution and delivery of all documents relating to the Fund’s investments, the placing of orders for other purchase or sale transactions on behalf of the Fund and causing the Fund to pay investment-related expenses. In the event that the Fund determines to acquire debt financing, the Adviser will arrange for such financing on the Fund’s behalf. If it is necessary or appropriate for the Adviser to make investments on behalf of the Fund through a special purpose vehicle, the Adviser shall have authority to create or arrange for the creation of such special purpose vehicle and to make such investments through such special purpose vehicle (in accordance with the Investment Company Act of 1940, as amended (the “1940 Act”)).

Subject to the prior approval of a majority of the Board of Trustees, including a majority of the Board of Trustees who are not “interested persons” of the Fund and, to the extent required by the 1940 Act and the rules and regulations thereunder, subject to any applicable guidance or interpretation of the Securities and Exchange Commission (“SEC”) or its staff, by the shareholders of the Fund, as applicable, the Adviser may, from time to time, delegate to a sub-adviser or other service provider any of the Adviser’s duties under this Agreement, including the management of all or a portion of the assets being managed. The Fund acknowledges that the Adviser makes no warranty that any investments made by the Adviser hereunder will not depreciate in value or at any time not be affected by adverse tax consequences, nor does it give any warranty as to the performance or profitability of the assets or the success of any investment strategy recommended or used by the Adviser.

2.             Expenses. In connection herewith, the Adviser agrees to maintain a staff within its organization to furnish the above services to the Fund. The Adviser shall bear all expenses arising out of its duties hereunder, except as provided in this Section 2.

Except as specifically provided below and above in Section 1 hereof, the Fund anticipates that all investment professionals and staff of the Adviser, when and to the extent engaged in providing investment advisory services to the Fund, and the base compensation, bonus and benefits, and the routine overhead expenses, of such personnel allocable to such services, will be provided and paid for by the Adviser. The Fund will bear all other costs and expenses of the Fund’s operations, administration and transactions, including, but not limited to:

(a)           investment advisory fees, including management fees and incentive fees, to the Adviser, pursuant to this Agreement;

(b)           the Fund’s allocable portion of compensation, overhead (including rent, office equipment and utilities) and other expenses incurred by BCSF Advisors, LP, in its capacity as administrator of the Fund (the “Administrator”) and in performing its administrative obligations under the administration agreement between the Fund and the Administrator (the “Administration Agreement”), including but not limited to, compensation of: (i) the Fund’s chief compliance officer, chief financial officer and their respective staffs; (ii) investor relations, legal, operations and other non-investment professionals at the Administrator that perform duties for the Fund; and (iii) any internal audit group personnel of BCSF Advisors or any of its affiliates; and

(c)           all other expenses of the Fund’s operations, administrations and transactions as described in the Fund’s Registration Statement, as may be supplemented and/or amended from time to time, including, without limitation,

(i)           organization and offering expenses associated with the Fund’s offering (including legal, accounting, printing, mailing, subscription processing and filing fees and expenses and other offering expenses, including costs associated with technology integration between the Fund’s systems and those of participating broker-dealers, reasonable bona fide due diligence expenses of participating broker-dealers supported by detailed and itemized invoices, costs in connection with preparing sales materials and other marketing expenses, design and website expenses, fees and expenses of the Fund’s escrow agent and transfer agent, fees to attend retail seminars sponsored by participating broker-dealers and costs, expenses and reimbursements for travel, meals, accommodations, entertainment and other similar expenses related to meetings or events with prospective investors, broker-dealers, registered investment advisors or financial or other advisors, but excluding the shareholder servicing fee);

(ii)          all taxes, fees, costs, and expenses, retainers and/or other payments of accountants, legal counsel, advisors (including tax advisers), administrators, auditors (including with respect to any additional auditing required under The Directive 2011/61/EU of the European Parliament and of the Council of 8 June 2011 on Alternative Investment Fund Managers and any applicable legislation implemented by an EEA Member state in connection with such Directive (the “AIFMD”), investment bankers, administrative agents, paying agents, depositaries, custodians, trustees, sub-custodians, consultants (including individuals consulted through expert network consulting firms), engineers, senior advisors, industry experts, operating partners, deal sourcers (including personnel dedicated to but not employed by the Administrator or its affiliates), and other professionals (including, for the avoidance of doubt, the costs and charges allocable with respect to the provision of internal legal, tax, accounting, technology or other services and professionals related thereto (including secondees and temporary personnel or consultants that may be engaged on short- or long-term arrangements) as deemed appropriate by the Administrator, with the oversight of the Board of Trustees, where such internal personnel perform services that would be paid by the Fund if outside service providers provided the same services); fees, costs, and expenses herein include (x) costs, expenses and fees for hours spent by its in-house attorneys and tax advisors that provide transactional legal advice and/or services to the Fund or its portfolio companies on matters related to potential or actual investments and transactions and the ongoing operations of the Fund and (y) expenses and fees to provide administrative and accounting services to the Fund or its portfolio companies, and expenses, charges and/or related costs incurred directly by the Fund or affiliates in connection such services (including overhead related thereto), in each case, (I) that are specifically charged or specifically allocated or attributed by the Administrator, with the oversight of the Board of Trustees, to the Fund or its portfolio companies and (II) provided that any such amounts shall not be greater than what would be paid to an unaffiliated third party for substantially similar advice and/or services);

(iii)         the cost of calculating the Fund’s net asset value, including the cost of any third-party valuation services;

(iv)         the cost of effecting any sales and repurchases of the Shares and other securities;

(v)          fees and expenses payable under any managing dealer and selected dealer agreements, if any;

(vi)         interest and fees and expenses arising out of all borrowings, guarantees and other financings or derivative transactions (including interest, fees and related legal expenses) made or entered into by the Fund, including, but not limited to, the arranging thereof and related legal expenses;

(vii)        all fees, costs and expenses of any loan servicers and other service providers and of any custodians, lenders, investment banks and other financing sources;

(viii)       costs incurred in connection with the formation or maintenance of entities or vehicles to hold the Fund’s assets for tax or other purposes;

(ix)          costs of derivatives and hedging;

(x)           expenses, including travel, entertainment, lodging and meal expenses, incurred by the Adviser, or members of its investment team, or payable to third parties, in evaluating, developing, negotiating, structuring and performing due diligence on prospective portfolio companies, including such expenses related to potential investments that were not consummated, and, if necessary, enforcing the Fund’s rights;

(xi)          expenses (including the allocable portions of compensation and out-of-pocket expenses such as travel expenses) or an appropriate portion thereof of employees of the Adviser to the extent such expenses relate to attendance at meetings of the Board of Trustees or any committees thereof;

(xii)         all fees, costs and expenses, if any, incurred by or on behalf of the Fund in developing, negotiating and structuring prospective or potential investments that are not ultimately made, including, without limitation any legal, tax, administrative, accounting, travel, meals, accommodations and entertainment, advisory, consulting and printing expenses, reverse termination fees and any liquidated damages, commitment fees that become payable in connection with any proposed investment that is not ultimately made, forfeited deposits or similar payments;

(xiii)        the allocated costs incurred by the Adviser and the Administrator in providing managerial assistance to those portfolio companies that request it;

(xiv)       all brokerage costs, hedging costs, prime brokerage fees, custodial expenses, agent bank and other bank service fees; private placement fees, commissions, appraisal fees, commitment fees and underwriting costs; costs and expenses of any lenders, investment banks and other financing sources, and other investment costs, fees and expenses actually incurred in connection with evaluating, making, holding, settling, clearing, monitoring or disposing of actual investments (including, without limitation, travel, meals, accommodations and entertainment expenses and any expenses related to attending trade association and/or industry meetings, conferences or similar meetings, any costs or expenses relating to currency conversion in the case of investments denominated in a currency other than U.S. dollars) and expenses arising out of trade settlements (including any delayed compensation expenses);

(xv)         investment costs, including all fees, costs and expenses incurred in sourcing, evaluating, developing, negotiating, structuring, trading (including trading errors), settling, monitoring and holding prospective or actual investments or investment strategies including, without limitation, any financing, legal, filing, auditing, tax, accounting, compliance, loan administration, travel, meals, accommodations and entertainment, advisory, consulting, engineering, data-related and other professional fees, costs and expenses in connection therewith (to the extent the Adviser is not reimbursed by a prospective or actual issuer of the applicable investment or other third parties or capitalized as part of the acquisition price of the transaction) and any fees, costs and expenses related to the organization or maintenance of any vehicle through which the Fund directly or indirectly participates in the acquisition, holding and/or disposition of investments or which otherwise facilitate the Fund’s investment activities, including without limitation any travel and accommodations expenses related to such vehicle and the salary and benefits of any personnel (including personnel of Adviser or its affiliates) reasonably necessary and/or advisable for the maintenance and operation of such vehicle, or other overhead expenses (including any fees, costs and expenses associated with the leasing of office space (which may be made with one or more affiliates as lessor in connection therewith));

(xvi)       transfer agent, dividend agent and custodial fees;

(xvii)      fees and expenses associated with marketing efforts;

(xviii)     federal and state registration fees, franchise fees, any costs associated with an exchange listing (including stock exchange listing fees) and fees payable to rating agencies;

(xix)        independent trustees’ fees and expenses including reasonable travel, entertainment, lodging and meal expenses, and any legal counsel or other advisors retained by, or at the discretion or for the benefit of, the independent trustees;

(xx)         costs of preparing financial statements and maintaining books and records, costs of Sarbanes-Oxley Act of 2002 compliance and attestation and costs of preparing and filing reports or other documents with the SEC, Financial Industry Regulatory Authority, U.S. Commodity Futures Trading Commission (“CFTC”) and other regulatory bodies and other reporting and compliance costs, including registration and exchange listing and the costs associated with reporting and compliance obligations under the 1940 Act and any other applicable federal and state securities laws, and the compensation of professionals responsible for the foregoing;

(xxi)        all fees, costs and expenses associated with the preparation and issuance of the Fund’s periodic reports and related statements (e.g., financial statements and tax returns) and other internal and third-party printing (including a flat service fee), publishing (including time spent performing such printing and publishing services) and reporting-related expenses (including other notices and communications) in respect of the Fund and its activities (including internal expenses, charges and/or related costs incurred, charged or specifically attributed or allocated by the Fund or the Adviser or its affiliates in connection with such provision of services thereby);

(xxii)       the costs of any reports, proxy statements or other notices to shareholders (including printing and mailing costs) and the costs of any shareholder or Trustee meetings;

(xxiii)      proxy voting expenses;

(xxiv)      costs of registration rights granted to certain investors;

(xxv)       any taxes and/or tax-related interest, fees or other governmental charges (including any penalties incurred where the Adviser lacks sufficient information from third parties to file a timely and complete tax return) levied against the Fund and all expenses incurred in connection with any tax audit, investigation, litigation, settlement or review of the Fund and the amount of any judgments, fines, remediation or settlements paid in connection therewith;

(xxvi)      all fees, costs and expenses of any litigation, arbitration or audit involving the Fund any vehicle or its portfolio companies and the amount of any judgments, assessments fines, remediations or settlements paid in connection therewith, Trustees and officers, liability or other insurance (including costs of title insurance) and indemnification (including advancement of any fees, costs or expenses to persons entitled to indemnification) or extraordinary expense or liability relating to the affairs of the Fund;

(xxvii)     all fees, costs and expenses associated with the Fund’s information, obtaining and maintaining technology (including the costs of any professional service providers), hardware/software, data-related communication, market data and research (including news and quotation equipment and services and including costs allocated by the Adviser’s or its affiliates’ internal and third-party research group (which are generally based on time spent, assets under management, usage rates, proportionate holdings or a combination thereof or other reasonable methods determined by the Administrator) and expenses and fees (including compensation costs) charged or specifically attributed or allocated by Adviser and/or its affiliates for data-related services provided to the Fund and/or its portfolio companies (including in connection with prospective investments), each including expenses, charges, fees and/or related costs of an internal nature; provided, that any such expenses, charges or related costs shall not be greater than what would be paid to an unaffiliated third party for substantially similar services) reporting costs (which includes notices and other communications and internally allocated charges), and dues and expenses incurred in connection with membership in industry or trade organizations;

(xxviii)    the costs of specialty and custom software for monitoring risk, compliance and the overall portfolio, including any development costs incurred prior to the filing of the Fund’s election to be treated as a business development company;

(xxix)       costs associated with individual or group shareholders;

(xxx)        fidelity bond, trustees and officers errors and omissions liability insurance and other insurance premiums;

(xxxi)      direct costs and expenses of administration, including printing, mailing, long distance telephone, copying and secretarial and other staff;

(xxxii)     all fees, costs and expenses of winding up and liquidating the Fund’s assets;

(xxxiii)    extraordinary expenses (such as litigation or indemnification);

(xxxiv)    all fees, costs and expenses related to compliance-related matters (such as developing and implementing specific policies and procedures in order to comply with certain regulatory requirements) and regulatory filings; notices or disclosures related to the Fund’s activities (including, without limitation, expenses relating to the preparation and filing of filings required under the Securities Act, TIC Form SLT filings, Internal Revenue Service filings under FATCA and FBAR reporting requirements applicable to the Fund or reports to be filed with the CFTC, reports, disclosures, filings and notifications prepared in connection with the laws and/or regulations of jurisdictions in which the Fund engages in activities, including any notices, reports and/or filings required under the AIFMD, European Securities and Markets Authority and any related regulations, and other regulatory filings, notices or disclosures of the Adviser relating to the Fund and its affiliates relating to the Fund, and their activities) and/or other regulatory filings, notices or disclosures of the Adviser and its affiliates relating to the Fund including those pursuant to applicable disclosure laws and expenses relating to FOIA requests, but excluding, for the avoidance of doubt, any expenses incurred for general compliance and regulatory matters that are not related to the Fund and its activities;

(xxxv)     costs and expenses (including travel) in connection with the diligence and oversight of the Fund’s service providers;

(xxxvi)    costs and expenses, including travel, meals, accommodations, entertainment and other similar expenses, incurred by the Adviser or its affiliates for meetings with existing investors and any broker-dealers, registered investment advisors, financial and other advisors representing such existing investors; and

(xxxvii)   all other expenses incurred by the Administrator in connection with administering the Fund’s business.

In addition, prior to the qualification of the Shares as Covered Securities, the following provision Section 2(d) shall apply.

(d)           In addition to the compensation paid to the Adviser pursuant to Section 5, the Fund shall reimburse the Adviser for all expenses of the Fund incurred by the Adviser as well as the actual cost of goods and services used for or by the Fund and obtained from entities not affiliated with the Adviser. The Adviser or its affiliates may be reimbursed for the administrative services performed by it or such affiliates on behalf of the Fund pursuant to any separate administration or co-administration agreement with the Adviser; however, no reimbursement shall be permitted for services for which the Adviser is entitled to compensation by way of a separate fee. Excluded from the allowable reimbursement shall be:

(i)            rent or depreciation, utilities, capital equipment, and other administrative items of the Adviser; and

(ii)           salaries, fringe benefits, travel expenses and other administrative items incurred or allocated to any Controlling Person of the Adviser. The term “Controlling Person” shall mean a person, whatever his or her title, who performs functions for the Adviser similar to those of (a) the chairman or other member of a board of directors, (b) executive officers or (c) those holding 10% or more equity interest in the Adviser, or a person having the power to direct or cause the direction of the Adviser, whether through the ownership of voting securities, by contract or otherwise.

From time to time, the Adviser, the Administrator or their affiliates may pay third-party providers of goods or services. The Fund will reimburse the Adviser, the Administrator or such affiliates thereof for any such amounts paid on the Fund’s behalf. From time to time, the Adviser or the Administrator may defer or waive fees and/or rights to be reimbursed for expenses. All of the foregoing expenses will ultimately be borne by the Fund’s shareholders.

3.             Transactions with Affiliates. The Adviser is authorized on behalf of the Fund, from time to time when deemed to be in the best interests of the Fund and to the extent permitted by applicable law, to purchase and/or sell securities in which the Adviser or any of its affiliates underwrites, deals in and/or makes a market and/or may perform or seek to perform investment banking services for issuers of such securities. The Adviser is further authorized, to the extent permitted by applicable law, to select brokers (including any brokers affiliated with the Adviser) for the execution of trades for the Fund.

4.             Best Execution; Research Services.

(a)            The Adviser is authorized, for the purchase and sale of the Fund’s portfolio securities, to employ such dealers and brokers as may, in the judgment of the Adviser, implement the policy of the Fund to obtain the best results, taking into account such factors as price, including dealer spread, the size, type and difficulty of the transaction involved, the firm’s general execution and operational facilities and the firm’s risk in positioning the securities involved. Consistent with this policy, the Adviser is authorized to direct the execution of the Fund’s portfolio transactions to dealers and brokers furnishing statistical information or research deemed by the Adviser to be useful or valuable to the performance of its investment advisory functions for the Fund. It is understood that in these circumstances, as contemplated by Section 28(e) of the Securities Exchange Act of 1934, as amended, the commissions paid may be higher than those which the Fund might otherwise have paid to another broker if those services had not been provided. Information so received will be in addition to and not in lieu of the services required to be performed by the Adviser. It is understood that the expenses of the Adviser will not necessarily be reduced as a result of the receipt of such information or research. Research services furnished to the Adviser by brokers who effect securities transactions for the Fund may be used by the Adviser in servicing other investment companies, entities or funds and accounts which it manages. Similarly, research services furnished to the Adviser by brokers who effect securities transactions for other investment companies, entities or funds and accounts which the Adviser manages may be used by the Adviser in servicing the Fund. It is understood that not all of these research services are used by the Adviser in managing any particular account, including the Fund.

The Adviser and its affiliates may aggregate purchase or sale orders for the assets with purchase or sale orders for the same security for other clients’ accounts of the Adviser or of its affiliates, the Adviser’s own accounts and hold proprietary positions in accordance with its current aggregation and allocation policy (collectively, the “Advisory Clients”), but only if (x) in the Adviser’s reasonable judgment such aggregation results in an overall economic or other benefit to the assets taking into consideration the advantageous selling or purchase price, brokerage commission and other expenses and factors and (y) the Adviser’s actions with respect to aggregating orders for multiple Advisory Clients, as well as the Fund, are consistent with applicable law. However, the Adviser is under no obligation to aggregate any such orders under any circumstances.

In addition, prior to the qualification of the Shares as Covered Securities, the following Section 4(b) shall apply.

(b)           All Front End Fees (as defined in the Declaration of Trust) shall be reasonable and shall not exceed 18% of the gross proceeds of any offering, regardless of the source of payment and the percentage of gross proceeds of any offering committed to investment shall be at least eighty-two percent (82%). All items of compensation to underwriters or dealers, including, but not limited to, selling commissions, expenses, rights of first refusal, consulting fees, finders’ fees and all other items of compensation of any kind or description paid by the Fund, directly or indirectly, shall be taken into consideration in computing the amount of allowable Front End Fees.

5.             Remuneration.

The Fund agrees to pay, and the Adviser agrees to accept, as compensation for the services provided by the Adviser hereunder, a base management fee (the “Base Management Fee”) and an incentive fee (the “Incentive Fee”) as hereinafter set forth. The Fund shall make any payments due hereunder to the Adviser or to the Adviser’s designee as the Adviser may otherwise direct.

(a)           Base Management Fee. The Base Management Fee shall be calculated at an annual rate equal to 0.75% of the gross assets of the Fund, including assets purchased with borrowed funds or other forms of leverage but excluding cash and cash equivalents. For services rendered under this Agreement, the Base Management Fee shall be payable monthly in arrears. The Base Management Fee for any partial month shall be appropriately pro-rated (based on the number of days actually elapsed at the end of such partial month relative to the total number of days in such month). For purposes of this Agreement, cash equivalents shall mean U.S. government securities and commercial paper instruments maturing within one year of purchase of such instrument by the Fund. The fair value of derivative financial instruments held in the Fund’s portfolio will be included in the calculation of gross assets of the Fund.

(b)           Incentive Fee. The Incentive Fee shall consist of two parts—an incentive fee based on income and an incentive fee based on capital gains, as follows.

(i)           The part of the Incentive Fee based on income (the “Income Fee”) will be calculated and payable quarterly in arrears based on the Fund’s aggregate Pre-Incentive Fee Net Investment Income in respect of the current calendar quarter and the eleven preceding calendar quarters (or the appropriate portion thereof in the case of any of the Fund’s first eleven calendar quarters) (in either case, the “Trailing Twelve Quarters”).

(ii)          For purposes of calculating the Income Fee, Pre-Incentive Fee Net Investment Income means the Fund’s interest income, distribution income and any other income (including any other fees such as commitment, origination, structuring, diligence and consulting fees or other fees that the Fund receives from portfolio companies but excluding fees for providing managerial assistance) accrued during the relevant calendar quarter(s), minus the Fund’s operating expenses incurred during the relevant calendar quarter(s) (including the Base Management Fee, expenses payable under the Administration Agreement and any interest expense and distributions paid on any issued and outstanding debt or preferred shares, but excluding any distribution or shareholder servicing fees and the Incentive Fee). Pre-Incentive Fee Net Investment Income includes, in the case of investments with a deferred interest feature (such as market discount, original issue discount, debt instruments with payment-in-kind (“PIK”) interest, preferred shares with PIK dividends and zero coupon securities), accrued income that the Fund has not yet received in cash. Pre-Incentive Fee Net Investment Income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation.

For purposes of computing Pre-Incentive Fee Net Investment Income, the calculation methodology will look through derivative financial instruments or swaps as if the Fund owned the reference assets directly. Therefore, net interest income, if any, associated with a derivative financial instrument or swap (which represents the difference between (i) the interest income and fees received in respect of the reference assets of the derivative financial instrument or swap and (ii) the interest expense or financing charges paid by the Fund to the derivative or swap counterparty) will be included in the calculation of Pre-Incentive Fee Net Investment Income for purposes of the Income Fee.

(iii)         Pre-Incentive Fee Net Investment Income in respect of the relevant Trailing Twelve Quarters will be compared to a “Hurdle Amount” equal to the product of (i) the “hurdle rate” of 1.75% per quarter (7.00% annualized) and (ii) the sum of the Fund’s net assets (defined as total assets less indebtedness and before taking into account any Incentive Fees payable during the period) at the beginning of each applicable calendar quarter comprising the relevant Trailing Twelve Quarters. The Hurdle Amount will be calculated after making appropriate adjustments to the Fund’s net asset value at the beginning of each applicable calendar quarter for Fund subscriptions (which shall include all issuances by the Fund of its common shares, including issuances pursuant to its dividend reinvestment plan) and distributions during the applicable calendar quarter. Subject to Section 3(b)( v), the Income Fee will be based on the amount by which (x) the aggregate Pre-Incentive Fee Net Investment Income in respect of the relevant Trailing Twelve  Quarters exceeds (y) the Hurdle Amount in respect of the relevant Trailing Twelve Quarters. The Income Fee that will be paid to the Adviser in respect of a particular calendar quarter will equal the excess of the Income Fee as calculated pursuant to this Section 3(b) less the aggregate Income Fees that were paid to the Adviser in the preceding eleven calendar quarters (or portion thereof) comprising the relevant Trailing Twelve Quarters.

(iv)         The Fund will pay the Income Fee in respect of each calendar quarter as follows:

       (i)            No Income Fee in any calendar quarter in which the Fund’s aggregate Pre-Incentive Fee Net Investment Income in respect of the relevant Trailing Twelve Quarters does not exceed the Hurdle Amount in respect of the relevant Trailing Twelve Quarters;

       (ii)           The Income Fee shall equal 100% of the Fund’s aggregate Pre-Incentive Fee Net Investment Income in respect of the relevant Trailing Twelve Quarters with respect to that portion of such Pre-Incentive Fee Net Investment Income, if any, that exceeds the Hurdle Amount but is less than or equal to an amount (the “Catch-Up Amount”) determined on a quarterly basis by multiplying 2.0588% by the Fund’s net asset value at the beginning of each applicable calendar quarter comprising the relevant Trailing Twelve Quarters. The Catch-Up Amount is intended to provide the Adviser with an incentive fee of 15% on all of the Fund’s Pre-Incentive Fee Net Investment Income when the Fund’s aggregate Pre-Incentive Fee Net Investment Income in respect of the relevant Trailing Twelve Quarters reaches the Catch-Up Amount in respect of the relevant Trailing Twelve Quarters; and

       (iii)          For any calendar quarter in which the Fund’s aggregate Pre-Incentive Fee Net Investment Income in respect of the relevant Trailing Twelve Quarters exceeds the Catch-Up Amount, the Income Fee shall equal 15% of the amount of the Fund’s aggregate Pre-Incentive Fee Net Investment Income in respect of the relevant Trailing Twelve Quarters that exceeds the Catch-Up Amount.

These calculations will be appropriately pro-rated for any period of less than three months and adjusted for any share issuances or repurchases by the Fund during the current quarter.

(v)          The Income Fee is subject to a cap (the “Incentive Fee Cap”). The Incentive Fee Cap in respect of any calendar quarter is an amount equal to 15% of the Cumulative Pre-Incentive Fee Net Return (as defined below) during the relevant Trailing Twelve Quarters  less   the aggregate Income Fees that were paid to the Adviser in the preceding eleven calendar quarters (or portion thereof) comprising the relevant Trailing Twelve Quarters. For this purpose, “Cumulative Pre-Incentive Fee Net Return” during the relevant Trailing Twelve Quarters means (x) Pre-Incentive Fee Net Investment Income in respect of the Trailing Twelve Quarters less (y) any Net Capital Loss, if any, in respect of the Trailing Twelve Quarters. If, in any calendar quarter, the Incentive Fee Cap is zero or a negative value, the Fund shall pay no Income Fee to the Adviser in respect of that quarter. If, in any calendar quarter, the Incentive Fee Cap is a positive value but is less than the Income Fee calculated in accordance with Section 3(b)(iv) above, the Fund shall pay the Adviser the Incentive Fee Cap in respect of such quarter. If, in any calendar quarter, the Incentive Fee Cap is equal to or greater than the Income Fee calculated in accordance with Section 3(b)(iv) above, the Fund shall pay the Adviser the Income Fee in respect of such quarter. “Net Capital Loss” in respect of a particular period means the difference, if positive, between (i) aggregate capital losses, whether realized or unrealized, in respect of such period and (ii) aggregate capital gains, whether realized or unrealized, in respect of such period.

(vi)         The second part of the Incentive Fee (the “Capital Gains Fee”) will be determined and payable in arrears in cash as of the end of each fiscal year (or upon termination of this Agreement as set forth below), and will equal 15% of the Fund’s realized capital gains on a cumulative basis from inception through the end of the fiscal year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid Capital Gains Fees.

For purposes of computing the Capital Gains Fee, the calculation methodology will look through derivative financial instruments or swaps as if the Fund owned the reference assets directly. Therefore, realized gains and realized losses on the disposition of any reference assets, as well as unrealized depreciation on reference assets retained in the derivative financial instrument or swap, will be included on a cumulative basis in the calculation of the Capital Gains Fee.

In the event that this Agreement shall terminate as of a date that is not a fiscal year end, the termination date shall be treated as though it were a fiscal year end for purposes of calculating and paying a Capital Gains Fee.

(c)           In the event that this Agreement is terminated, to calculate the Base Management Fee and Incentive Fee through the termination date, the Fund will engage at its own expense a firm acceptable to the Fund and the Adviser to determine the maximum reasonable fair value as of the termination date of the Fund’s consolidated assets (assuming each asset is readily marketable among institutional investors without minority discount and with an appropriate control premium for any control positions and ascribing an appropriate net present value to unamortized organizational and offering costs and going concern value).

6.             Representations and Warranties.

(a)           The Adviser represents and warrants that it is duly registered and authorized as an investment adviser under the Advisers Act, and the Adviser agrees to maintain effective all material requisite registrations, authorizations and licenses, as the case may be, until the termination of this Agreement.

In addition, prior to the qualification of the Shares as Covered Securities, the following provisions in Sections 6(b) – (h) shall apply.

(b)           The Adviser shall prepare or shall cause to be prepared and distributed to shareholders during each year the following reports of the Fund (either included in a periodic report filed with the SEC or distributed in a separate report) (i) within sixty (60) days of the end of each quarter, a report containing the same financial information contained in the Fund’s Quarterly Report on Form 10-Q filed by the Fund under the Securities Exchange Act of 1934, as amended and (ii) within one hundred and twenty (120) days after the end of the Fund’s fiscal year, an annual report that shall include financial statements prepared in accordance with U.S. GAAP which are audited and reported on by independent certified public accountants; (iii) a report of the material activities of the Fund during the period covered by the report; (iv) where forecasts have been provided to the Fund’s shareholders, a table comparing the forecasts previously provided with the actual results during the period covered by the report; and (v) a report setting forth distributions to the Fund’s shareholders for the period covered thereby and separately identifying distributions from: (A) cash flow from operations during the period; (B) cash flow from operations during a prior period which have been held as reserves; (C) proceeds from disposition of assets; and (D) reserves from the gross proceeds of the Fund’s offering.

(c)           From time to time and not less than quarterly, the Fund shall cause the Adviser to review the Fund’s accounts to determine whether cash distributions are appropriate. The Fund may, subject to authorization by the Board of Trustees, distribute pro rata to the Fund’s shareholders funds which the Board deems unnecessary to retain in the Fund. The Board may from time to time authorize the Fund to declare and pay to the Fund’s shareholders such dividends or other distributions, in cash or other assets of the Fund or in securities of the Fund, including in shares of one class or series payable to the holders of the shares of another class or series, or from any other source as the Board of Trustees in its discretion shall determine. Any such cash distributions to the Adviser shall be made only in conjunction with distributions to shareholders and only out of funds properly allocated to the Adviser’s account. All such cash distributions shall be made only out of funds legally available therefor pursuant to the Delaware General Corporation Law, as amended from time to time.

(d)           The Adviser shall, in its sole discretion, temporarily place proceeds from offerings by the Fund of its equity securities into short-term, highly liquid investments which, in its reasonable judgment, afford appropriate safety of principal during such time as it is determining the composition and allocation of the portfolio of the Fund and the nature, timing and implementation of any changes thereto pursuant to Section 1 of the this Agreement; provided however, that the Adviser shall be under no fiduciary obligation to select any such short-term, highly liquid investment based solely on any yield or return of such investment. The Adviser shall cause any proceeds of the offering of Fund securities not committed for investment within the later of two years from the date of effectiveness of the Registration Statement or one year from termination of the offering, unless a longer period is permitted by the applicable State Administrator, to be paid as a distribution to the shareholders of the Fund as a return of capital without deduction of a sales load.

7.             Services Not Deemed Exclusive. The Fund and the Board of Trustees acknowledge and agree that:

(a)            the services provided hereunder by the Adviser are not to be deemed exclusive, and the Adviser and any of its affiliates or related persons are free to render similar services to others and to use the research developed in connection with this Agreement for other Advisory Clients or affiliates. The Fund agrees that the Adviser may give advice and take action with respect to any of its other Advisory Clients which may differ from advice given or the timing or nature of action taken with respect to any client or account so long as it is the Adviser’s policy, to the extent practicable, to allocate investment opportunities to the client or account on a fair and equitable basis relative to its other Advisory Clients. It is understood that the Adviser shall not have any obligation to recommend for purchase or sale any loans which its principals, affiliates or employees may purchase or sell for its or their own accounts or for any other client or account if, in the opinion of the Adviser, such transaction or investment appears unsuitable, impractical or undesirable for the Fund. Nothing herein shall be construed as constituting the Adviser an agent of the Fund; and

(b)           the Adviser and its affiliates may face conflicts of interest as described in the Fund’s Registration Statement and/or the Fund’s periodic filings with the SEC (as such disclosures may be updated from time to time) and such disclosures have been provided, and any updates will be provided, to the Board of Trustees in connection with its consideration of this Agreement and any future renewal of this Agreement.

8.             Limit of Liability.

(a)           The Adviser and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with it (the “Indemnified Parties”) shall not be liable for any error of judgment or mistake of law or for any act or omission or any loss suffered by the Fund in connection with the matters to which this Agreement relates, provided that the Adviser shall not be protected against any liability to the Fund or its shareholders to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the reckless disregard of its duties and obligations (“disabling conduct”). An Indemnified Party may consult with counsel and accountants in respect of the Fund’s affairs and shall be fully protected and justified in any action or inaction which is taken in accordance with the advice or opinion of such counsel and accountants; provided, that such counsel or accountants were selected with reasonable care. Absent disabling conduct, the Fund will indemnify the Indemnified Parties against, and hold them harmless from, any damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) arising from the rendering of the Adviser’s services under this Agreement or otherwise as adviser for the Fund. The Indemnified Parties shall not be liable under this Agreement or otherwise for any loss due to the mistake, action, inaction, negligence, dishonesty, fraud or bad faith of any broker or other agent; provided, that such broker or other agent shall have been selected, engaged or retained and monitored by the Adviser in good faith, unless such action or inaction was made by reason of disabling conduct, or in the case of a criminal action or proceeding, where the Adviser had reasonable cause to believe its conduct was unlawful.

Indemnification shall be made only following: (i) a final decision on the merits by a court or other body before which the proceeding was brought that the Indemnified Party was not liable by reason of disabling conduct or (ii) in the absence of such a decision, a reasonable determination, based upon a review of the facts, that the Indemnified Party was not liable by reason of disabling conduct by (a) the vote of a majority of a quorum of trustees of the Fund who are neither “interested persons” of the Fund nor parties to the proceeding (“disinterested non-party trustees”) or (b) an independent legal counsel in a written opinion.

An Indemnified Party shall be entitled to advances from the Fund for payment of the reasonable expenses (including reasonable counsel fees and expenses) incurred by it in connection with the matter as to which it is seeking indemnification in the manner and to the fullest extent permissible under law. Prior to any such advance, the Indemnified Party shall provide to the Fund a written affirmation of its good faith belief that the standard of conduct necessary for indemnification by the Fund has been met and a written undertaking to repay any such advance if it should ultimately be determined that the standard of conduct has not been met. In addition, at least one of the following additional conditions shall be met: (a) the Indemnified Party shall provide a security in form and amount acceptable to the Fund for its undertaking; (b) the Fund is insured against losses arising by reason of the advance; or (c) a majority of a quorum of disinterested non-party trustees or independent legal counsel, in a written opinion, shall have determined, based on a review of facts readily available to the Fund at the time the advance is proposed to be made, that there is reason to believe that the Indemnified Party will ultimately be found to be entitled to indemnification.

The following provisions in Sections 8(b) – (c) shall (i) not apply in respect of the Administrator and (ii) apply only prior to the qualification of the Shares as Covered Securities.

(b)           Notwithstanding Section 8(a) to the contrary, the Fund shall not provide for indemnification of an Indemnified Party for any liability or loss suffered by an Indemnified Party, nor shall the Fund provide that any of the Indemnified Parties be held harmless for any loss or liability suffered by the Fund, unless all of the following conditions are met:

(i)           the Fund has determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the Fund;

(ii)          the Fund has determined, in good faith, that the Indemnified Party was acting on behalf of or performing services for the Fund;

(iii)         the Fund has determined, in good faith, that such liability or loss was not the result of (A) negligence or misconduct, in the case that the Indemnified Party is the Adviser or an Affiliate (as defined in the Fund’s Amended and Restated Agreement and Declaration of Trust the “Declaration of Trust”) of the Adviser, or (B) gross negligence or willful misconduct, in the case that the Indemnified Party is a director of the Fund who is not also an officer of the Fund or the Adviser or an Affiliate of the Adviser; and

(iv)         such indemnification or agreement to hold harmless is recoverable only out of the Fund’s net assets and not from the Fund shareholders.

Furthermore, the Indemnified Party shall not be indemnified for any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met:

(i)           there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to the Indemnified Party;

(ii)          such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the Indemnified Party; or

(iii)         a court of competent jurisdiction approves a settlement of the claims against the Indemnified Party and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which Shares were offered or sold as to indemnification for violations of securities laws.

(c)            The Fund may pay or reimburse reasonable legal expenses and other costs incurred by the Indemnified Party in advance of final disposition of a proceeding only if all of the following are satisfied:

(i)           the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of the Fund;

(ii)          the Indemnified Party provides the Fund with written affirmation of such Indemnified Party’s good faith belief that the Indemnified Party has met the standard of conduct necessary for indemnification by the Fund;

(iii)         the legal proceeding was initiated by a third party who is not a Fund shareholder, or, if by a Fund shareholder acting in his or her capacity as such, a court of competent jurisdiction approves such advancement; and

(iv)         the Indemnified Party provides the Fund with a written agreement to repay the amount paid or reimbursed by the Fund, together with the applicable legal rate of interest thereon, if it is ultimately determined that the Indemnified Party did not comply with the requisite standard of conduct and is not entitled to indemnification.

9.             Duration and Termination.

(a)           This Agreement shall become effective as of the date first written above. This Agreement may be terminated at any time, without the payment of any penalty, on 60 days’ written notice by the Fund, by the vote of a majority of the outstanding voting securities of the Fund or by the vote of the Fund’s trustees or on at least 120 days’ written notice by the Adviser. The provisions of Section 8 of this Agreement shall remain in full force and effect, and the Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Adviser shall be entitled to any amounts owed under Sections 2 or 5 through the date of termination or expiration, and Section 8 shall continue in force and effect and apply to the Adviser and its representatives as and to the extent applicable.

(b)           This Agreement shall continue in effect for two years from the date hereof, or to the extent consistent with the requirements of the 1940 Act, from the date of the Fund’s election to be regulated as a BDC under the 1940 Act, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (i) the vote of the Board of Trustees, or by the vote of a majority of the outstanding voting securities of the Fund and (ii) the vote of a majority of the Fund’s Board of Trustees who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the 1940 Act) of any such party, in accordance with the requirements of the 1940 Act.

(c)           This Agreement will automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the 1940 Act).

In addition, prior to the qualification of the Shares as Covered Securities, the following Sections 9(d) – (f) shall apply.

(d)           After the termination of this Agreement, the Adviser shall not be entitled to compensation for further services provided hereunder, except that it shall be entitled to receive from the Fund within 30 days after the effective date of such termination all unpaid reimbursements and all earned but unpaid fees payable to the Adviser prior to termination of this Agreement, including any deferred fees. The Adviser shall promptly upon termination:

(i)           Deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;

(ii)          Deliver to the Board all assets and documents of the Fund then in custody of the Adviser; and

(iii)         Cooperate with the Fund to provide an orderly management transition.

(e)           Without the approval of holders of a majority of the Shares entitled to vote on the matter, or such other approval as may be required under the mandatory provisions of any applicable laws or regulations, or other provisions of the Declaration of Trust, the Adviser shall not: (i) modify this Agreement except for amendments that do not adversely affect the rights of the shareholders; (ii) appoint a new Adviser (other than a sub-adviser pursuant to the terms of this Agreement and applicable law); (iii) sell all or substantially all of the Fund’s assets other than in the ordinary course of the Fund’s business or as otherwise permitted by law; or (iv) except as otherwise permitted herein, voluntarily withdraw as the Adviser unless such withdrawal would not affect the tax status of the Fund and would not materially adversely affect the shareholders; or (v) cause the merger of the Fund.

(f)            The Fund may terminate the Adviser’s interest in the Fund’s revenues, expenses, income, losses, distributions and capital by payment of an amount equal to the then present fair market value of the terminated Adviser’s interest, determined by agreement of the terminated Adviser and the Fund. If the Fund and the Adviser cannot agree upon such amount, the parties will submit to binding arbitration which cost will be borne equally by the Adviser and the Fund. The method of payment to the terminated Adviser must be fair and must protect the solvency and liquidity of the Fund. When the termination is voluntary, the method of payment will be presumed to be fair if it provides for a non-interest bearing unsecured promissory note with principal payable, if at all, from distribution which the terminated Adviser otherwise would have received under the program agreement had the Adviser not been terminated. When the termination is involuntary, the method of payment will be presumed to be fair if it provides for an interest bearing promissory note maturing in not less than five years with equal installments each year.

10.           License.

(a)           License Grant. The Adviser, on behalf of the Licensed Names Owner (as defined below), hereby grants to the Fund, and the Fund hereby accepts from the Adviser, a fully paid-up, royalty-free, non-exclusive, non-transferable worldwide license to use “Bain” and/or “Bain Capital” (the “Licensed Names”) during the term of this Agreement, solely (i) in connection with the conduct of the Fund’s business and (ii) as part of the trademark, corporate name or trade name “Bain Capital Private Credit.” The Fund shall have no right to use the Licensed Names standing alone or to use any modification, stylization or derivative of the Licensed Names without prior written consent of the Adviser in its sole discretion. All rights not expressly granted to the Fund pursuant to this Section 10 shall remain the exclusive property of the Licensed Names Owner. Nothing in this Section 10 shall preclude the Adviser, its affiliates, or any of its respective successors or assigns from using or permitting other entities to use the Licensed Names whether or not such entity directly or indirectly competes or conflicts with the Fund’s business in any manner.

(b)           Ownership. The Fund acknowledges and agrees that, as between the parties, an affiliate of the Adviser (the “Licensed Names Owner”) is the sole owner of all right, title, and interest in and to the Licensed Names. The Fund agrees not to do anything inconsistent with such ownership, including directly or indirectly challenging, contesting or otherwise disputing the validity or enforceability of, or the Licensed Names Owner’s ownership of or right, title or interest in the Licensed Names (and the associated goodwill), including without limitation, arising out of or relating to any third-party claim, allegation, action, demand, proceeding or suit regarding enforcement of this Section 10 of the Agreement or involving any third party. The parties intend that any and all goodwill in the Licensed Names arising from the Fund’s or any applicable sublicensee’s use of the Licensed Names shall inure solely to benefit the Adviser. Notwithstanding the foregoing, in the event that the Fund is deemed to own any rights to the Licensed Names, the Fund hereby irrevocably assigns (or shall cause such sublicensee to assign), without further consideration, such rights to the Licensed Names Owner together with all goodwill associated therewith. The Licensed Names Owner shall be a third party beneficiary of this Section 10.

(c)           Sublicensing. The Fund shall not sublicense its rights under this Agreement except to a current or future majority-owned subsidiary of the Fund, and then only with the prior written consent of the Adviser or the Licensed Names Owner, provided that (a) no such subsidiary shall use the Licensed Names as part of a name other than the Fund name without the prior written consent of the Adviser or the Licensed Names Owner in its sole discretion and (b) any such sublicense shall terminate automatically, with no need for written notice, if (x) such entity ceases to be a majority-owned subsidiary, (y) this Agreement terminates for any reason or (z) the Adviser or the Licensed Names Owner gives notice of such termination. The Fund shall be responsible for any such sublicensee’s compliance with the provisions of this Agreement, and any breach by a sublicensee of any such provision shall constitute a breach of this Agreement by the Fund. Neither the Fund nor any of its current or future subsidiaries shall use a new trademark, corporate name, trade name or logo that contains the Licensed Names without the prior written consent of the Adviser or the Licensed Names Owner in its sole discretion, and any resulting license shall be governed by a new agreement between the applicable parties and/or an amendment to this Agreement.

(d)           Compliance. In order to preserve the inherent value of the Licensed Names, the Fund agrees to use reasonable efforts to ensure that it maintains the quality of the Fund’s business and the operation thereof equal to the standards prevailing in the operation of the Adviser’s and the Fund’s business as of the date of this Agreement. The Fund further agrees to use the Licensed Names in accordance with such quality standards as may be reasonably established by the Adviser and communicated to the Fund from time to time in writing, or as may be agreed to by the Adviser and the Fund from time to time in writing. The Fund shall notify the Adviser promptly after it becomes aware of any actual or threatened infringement, imitation, dilution, misappropriation or other unauthorized use or conduct in derogation of the Licensed Names. The Adviser and its affiliates shall have the sole right to bring any action to remedy the foregoing, and the Fund shall cooperate with the Adviser in same, at the Adviser’s expense.

(e)           Upon Termination. Upon expiration or termination of this Agreement, all rights and license granted to the Fund under this Section 10 with respect to the Licensed Names shall cease, and the Fund shall immediately discontinue use of the Licensed Names.

11.           Governing Law. This Agreement shall be governed, construed and interpreted in accordance with the laws of the State of Delaware; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

12.           Conflicts of Interest and Prohibited Activities.

Prior to the qualification of the Shares as Covered Securities, the following provisions in this Section 12 shall apply.

(a)            The Adviser is not hereby granted or entitled to an exclusive right to sell or exclusive employment to sell assets for the Fund.

(b)            The Adviser shall not: (i) receive or accept any rebate, give-up or similar arrangement that is prohibited under applicable federal or state securities laws; (ii) participate in any reciprocal business arrangement that would circumvent provisions of applicable federal or state securities laws governing conflicts of interest or investment restrictions; or (iii) enter into any agreement, arrangement or understanding that would circumvent the restrictions against dealing with affiliates or promoters under applicable federal or state securities laws; or (v) enter into any agreement, arrangement, or understanding that would circumvent Section V.G of the North American Securities Administrators Association’s Omnibus Guidelines Statement of Policy.

(c)           The Adviser shall not directly or indirectly pay or award any fees or commissions or other compensation to any person engaged to sell Shares or give investment advice to a potential shareholder; provided, however, that this subsection shall not prohibit the payment to a registered broker-dealer or other properly licensed agent of properly disclosed sales commissions or other compensation (including cash compensation and non-cash compensation (as such terms are defined under FINRA Rule 2310)) for selling or distributing Shares, including out of the Adviser’s own assets, including those amounts paid to the Adviser under this Agreement.

(d)           The Adviser covenants that it shall not permit or cause to be permitted the Fund’s funds to be commingled with the funds of any other person and the funds will be protected from the claims of affiliated companies.

13.           Access to Shareholder List.

Prior to the qualification of the Shares as Covered Securities, the following provision in this Section 13 shall apply.

If a shareholder requests a copy of the Shareholder List pursuant to Section 11.3 of the Fund’s Charter or any successor provision thereto (the “Charter Shareholder List Provision”), the Adviser is hereby authorized to request a copy of the Shareholder List from the Fund’s transfer agent and send a copy of the Shareholder List to any shareholder so requesting in accordance with the Charter Shareholder List Provision. The Adviser and the Board of Trustees shall be liable to any shareholder requesting the list for the costs, including attorneys’ fees, incurred by that shareholder for compelling the production of the Shareholder List, and for actual damages suffered by any shareholder by reason of such refusal or neglect. It shall be a defense that the actual purpose and reason for the requests for inspection or for a copy of the Shareholder List is to secure such list of shareholder or other information for the purpose of selling such list or copies thereof, or of using the same for a commercial purpose other than in the interest of the applicant as a shareholder relative to the affairs of the Fund.

14.           Notices. Any notice hereunder shall be in writing and shall be delivered in person or by telex or facsimile (followed by delivery in person) to the parties at the addresses set forth below.

If to the Fund:

Bain Capital Private Credit
200 Clarendon Street, 37th Floor
Boston, MA 02116
Attn: Chief Executive Officer

If to the Adviser:

BCSF Advisors, LP
200 Clarendon Street, 37th Floor
Boston, MA 02116
Attn: Michael Treisman, General Counsel

or to such other address as to which the recipient shall have informed the other party in writing.

Unless specifically provided elsewhere, notice given as provided above shall be deemed to have been given, if by personal delivery, on the day of such delivery, and, if by facsimile and mail, on the date on which such facsimile or mail is sent.

15.           Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto caused their duly authorized signatories to execute this Agreement as of the day and year first written above.

BAIN CAPITAL PRIVATE CREDIT

By:
Name:
Title:

BCSF ADVISORS, LP

By:
Name:
Title: